UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 12, 2005

NORTHLAND CRANBERRIES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16130	39-1583759
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2930 Industrial Street, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020
(Address of principal executive offices, including zip code)
(715) 424-4444
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

        On April 18, 2005, Northland Cranberries, Inc. (the “Company”) filed an amended Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended November 30, 2004 restating its financial statements for such quarter. These quarterly financial statements have been restated as a result of an error in accounting treatment related to the timing of recognition of revenue for sales of cranberry concentrate pursuant to the Company’s toll processing agreement with Ocean Spray Cranberries, Inc (“Ocean Spray”) entered into on September 23, 2004.

        Generally speaking, during the ten-year term of the toll processing agreement, (i) the Company will deliver to Ocean Spray all of the cranberries harvested from the Company’s marshes and the marshes of the Company’s contract growers, (ii) Ocean Spray will accept delivery of, clean, bin, store and process into juice concentrate all cranberries delivered by the Company and will freeze and store the concentrate produced for a tolling fee as provided in the toll processing agreement, (iii) Ocean Spray will ship to the Company the concentrate produced, upon the Company’s request and at the Company’s expense, subject to a maximum monthly delivery of one-sixth of the concentrate produced in each year, and (iv) the Company will sell and Ocean Spray will purchase on a monthly basis the difference, if any, between the amount of concentrate required to be produced by Ocean Spray under the toll processing agreement and the amount of concentrate shipped to Company during such month (such difference, the “Non-Committed Concentrate”), for a purchase price equal to the average price of concentrate sold by Ocean Spray to third party buyers during the prior six month period. All right, title and interest in the Non-Committed Concentrate passes to Ocean Spray upon payment.

        During the course of preparation of the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, the Company determined, in consultation with its independent registered public accountants, that revenue from the sale of Non-Committed Concentrate during the quarter ended November 30, 2004 was recognized one month earlier than it should have been under the terms of the toll processing agreement. This occurred because the Company invoices Ocean Spray for Non-Committed Concentrate on the fifth day of each month following Ocean Spray’s delivery to the Company of cranberry concentrate for the prior month. As a result, per the terms of the toll processing agreement, title to the Non-Committed Concentrate related to any given month technically does not pass until payment is received during the following month. This error was reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2004 because (i) the Company included revenue in the month of October related to the sale of Non-Committed Concentrate for which title technically passed in November and (ii) the Company included revenue in the month of November related to the sale of Non-Committed Concentrate for which title technically passed in December. The financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2004 should have recognized revenue from the toll processing agreement related only to the sale of Non-Committed Concentrate for which title technically passed in November. As a result, the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2004 overstated revenue by approximately $2.5 million, or 10.7% of reported revenue, and overstated net income by approximately $0.5 million, or 11.8% of reported net income.

        The matters described herein were discussed by the Audit Committee of the Board of Directors of the Company with the Company’s independent registered public accountants and with members of the Company’s management. The determination that the financial statements for the quarter ended November 30, 2004 should not be relied upon and should be restated was made by the Company on April 14, 2005.

        The principal adjustments resulting from the restatement are as follows:

	For the Three Months Ended
	As reported November 30, 2004	As amended November 30, 2004	$ Change	% Change
Net revenues	$23,100	$20,631	$2,469	10.7%
Cost of sales	(16,808)	(14,870	(1,938)	11.5%

Gross profit	6,292	5,761	531	8.4%
Net income	$4,506	$3,975	$531	11.8%

Net income per common
share:
Basic:	$0.05	$0.04	$0.01
Diluted:	$0.04	$0.04	$0.00

        None of the adjustments that gave rise to the restatements affect the Company’s previously reported financial results for the fiscal year ended August 31, 2004 or quarter ended February 28, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHLAND CRANBERRIES, INC.
Date: April 18, 2005	By: /s/ Nigel J. Cooper
Nigel J. Cooper
Vice President - Finance